PARADIGM FUNDS

Amendment #4 to Agreement and Declaration of Trust

The undersigned Secretary of PARADIGM FUNDS (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on December 3, 2007:

Resolved, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the "PARADIGM VALUE FUND", the "PARADIGM OPPORTUNITY FUND", the "PARADIGM SELECT FUND", the “PARADIGM CAPITAL APPRECIATION FUND”, the “PARADIGM SMALL CAP GROWTH FUND” and the “PARADIGM INTRINSIC VALUE FUND” Series of Shares.  The Shares of these Series and any Shares of any further Series of Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series of Class at the time of establishing and designating the same) have the following relative rights and preferences:

Further Resolved, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Date: December 19, 2007	/s/ Charles J. DiVencenzo Charles J. DiVencenzo, Jr., Secretary

507265.4